                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                           JERRY'S FAMOUS DELI, INC.



         Isaac Starkman certifies that:

         1. He is the President and Secretary of Jerry's Famous Deli, Inc., a California corporation.

         2. The Articles of Incorporation of this Corporation are amended and restated to read in their entirety as follows:

                                       I

         The name of this Corporation is:

                           JERRY'S FAMOUS DELI, INC.

                                       II

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

         This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively.

         A. The number of shares of Common Stock authorized to be issued is Sixty Million (60,000,000), each and all of which shares shall be without par value. On the effective date of these Amended and Restated Articles of Incorporation, each then outstanding share of Common Stock is split-up, divided and converted into 7,460 shares of Common Stock without par value.

         B. The total number of Preferred Shares which this corporation shall have authority to issue is Five Million (5,000,000). The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the





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applicable law of the State of California, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


                                       IV

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

                 3. The foregoing amendment and restatement of Articles of Incorporation has been approved by the Board of Directors of said corporation.

                 4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                 He further declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of his own knowledge.

Dated: December 13, 1994.


                                       /s/ ISAAC STARKMAN
                                       ------------------------------
                                       Isaac Starkman,
                                       President and Secretary





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                          SECOND AMENDED AND RESTATED
                   CERTIFICATE OF DETERMINATION OF RIGHTS AND
                    PREFERENCES OF SERIES A PREFERRED SHARES
                                       OF
                           JERRY'S FAMOUS DELI, INC.


         Isaac Starkman hereby certifies that:

         1. He is the duly elected and acting President and Secretary of Jerry's Famous Deli, Inc., a California corporation (the "Corporation").

         2. Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following resolutions:

                 Whereas, Article III of the Articles of Incorporation of the Corporation authorizes one class of shares designated Preferred Shares, comprising Five Million (5,000,000) shares issuable from time to time (the "Preferred Stock"), and one class of shares designated Common Shares, comprising Sixty Million (60,000,000) shares issuable from time to time (the "Common Stock"); and

                 Whereas, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock until such time as any of those shares have been issued, including but not limited to the dividend rights, dividend rate, conversion rights, and voting rights; and

                 Whereas, the Board of Directors has previously adopted a Certificate of Determination and a subsequent Amended and Restated Certificate of Determination providing for the issuance of a series of Preferred Shares of the corporation consisting of Eight Thousand (8,000) shares designated as "Series A Preferred Stock", and fixing the rights, preferences, restrictions and other matters relating to said Series A Preferred Stock; and

                 Whereas, the Corporation has not heretofore issued any shares of such Series A Preferred Stock and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to amend the rights, preferences, restrictions and other matters relating to the Preferred Stock as set forth in such Certificate of Determination; and

                 WHEREAS, the Board of Directors has determined that it shall adopt a Second Amended and Restated Certificate of Determination with respect thereto;





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                 Now, Therefore, Be It Resolved, that the Board of Directors does hereby provide for the issue of a series of preferred shares of the Corporation consisting of Nineteen Thousand (19,000) shares of $1,000 par value per share, designated as "Series A Preferred Stock", and does hereby fix the rights, privileges, preferences, restrictions and other matters relating to the Series A Preferred Stock as follows:

SECTION 1. GENERAL DEFINITIONS. For purposes of this Certificate of Determination the following definitions shall apply:

         (a) "AUTOMATIC CONVERSION DATE" shall mean the third anniversary of the initial issuance of the Series A Preferred Stock.

         (b) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation, as such Board of Directors may be constituted from time to time hereafter.

         (c) "CLOSING PRICE" shall, unless another meaning is specified, mean the average closing bid price of the Common Stock over the five Trading Days prior to the applicable date, as reported by Bloomberg, L.P.

         (d)     "COMMON STOCK" shall mean the Common Stock of the Corporation.

         (e) "COMMISSION" shall mean the United States Securities and Exchange Commission, or any successor thereto.

         (f) "CONVERSION RATIO" shall have the meaning set forth in Section 5(c) hereof. The Conversion Ratio shall not be calculated until after the delivery of the Conversion Notice, as defined in Section 5(g) hereof.

         (g) "CORPORATION" shall mean Jerry's Famous Deli, Inc., a California corporation.

         (h) "DESIGNATED VALUE" shall mean the sum of One Thousand Dollars ($1,000) per share of Series A Preferred Stock plus all accrued and unpaid dividends thereon.

         (i) "LIQUIDATION PREFERENCE" shall mean, for each share of Series A Preferred Stock, an amount equal to the Designated Value on the date of the liquidating distribution.

         (j) "PRO RATA SHARE" shall mean, as of any date, a number equal to the ratio of the number of shares of Series A Preferred Stock of the Corporation owned by any holder divided by the total number of shares of Series A Preferred Stock outstanding on such date.




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         (k)     "SERIES A PREFERRED STOCK" shall mean the Series A Preferred
Stock of the Corporation.

         (l) "TRADING DAY" shall mean any day when securities may be bought or sold on the New York Stock Exchange or the Nasdaq Stock Market.

         2.      DIVIDEND RIGHTS.

                 (a) DIVIDEND PAYMENT. The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of Eighty Dollars ($80.00) per share per year, payable quarterly in arrears on the last day of March, June, September and December, commencing September 30, 1996, in cash or, at the option of the Corporation, in shares of Common Stock as set forth herein. Dividends on the Series A Preferred Stock shall be payable out of any funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. Dividends on the Series A Preferred Stock shall be cumulative, so that if dividends required to be paid on such stock for any quarter or quarters shall not have been paid, the amount of the deficiency shall be paid in full, without interest, together with any dividends due for the current quarter, before any distribution of any kind shall be paid to the holders of the Common Stock.

                 (b) The Corporation may, at its option, as to any dividends accruing on or prior to the Automatic Conversion Date, but not including those dividends payable on the last day of September and December of 1996 and the last day of March and June of 1997, pay accrued dividends on the Series A Preferred Stock in shares of Common Stock. As to any payment of dividends as to which the Corporation issues shares of Common Stock in lieu of cash, each holder of Series A Preferred Stock shall receive the number of shares of Common Stock equal to the product of (y) the amount of accrued and unpaid dividends on the Series A Preferred Stock, divided by (z) the Closing Price of the Common Stock over the five Trading Days ending on the day prior to the dividend payment date.

                 (c) No fractional shares of Common Stock will be issued as dividends upon the Series A Preferred Stock. Any fractional shares which otherwise result from a dividend on the Series A Preferred Stock will be redeemed by payment in cash of an amount equal to such fraction by the Closing Price per share of Common Stock as promptly as funds legally are available therefor.

SECTION 3.   VOTING RIGHTS.

         Except as otherwise required by law, the Common Stock shall have exclusive voting rights and powers, including the exclusive right to notice of shareholders' meetings. The Series A Preferred Stock shall have no voting rights, except as required by law.




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SECTION 4.   LIQUIDATION PROVISIONS.

         (a) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation"), the holders of the shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the holders of equity securities of the Corporation, an amount equal to the Liquidation Preference for each share of Series A Preferred Stock held by them, and no more, before any payment shall be made or any assets distributed to the holders of the shares of Common Stock of the Corporation.
If upon such Liquidation the assets available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to those persons of the full Liquidation Preference for all shares of Series A Preferred Stock held by them, then the entire remaining assets of the Corporation available for such distribution shall be distributed ratably among the holders of the shares of Series A Preferred. So long as shares of Series A Preferred Stock are issued and outstanding, no shares of any class of preferred stock of the Corporation shall be issued with a liquidation preference senior to the Series A Preferred Stock, although such liquidation preference may be equal to the Series A Preferred Stock.

         (b) SERIES A PREFERRED STOCK NON-PARTICIPATING. Upon any Liquidation of the Corporation, after payment or distribution of the aggregate Liquidation Preference for all then-outstanding shares of Series A Preferred Stock, as provided in Section 4(a) hereof, all remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock of the Corporation, and the holders of shares of the Series A Preferred Stock shall have no right to participate therein.

SECTION 5.   CONVERSION.

         (a) CONVERSION BY HOLDERS. The Series A Preferred Stock shall be convertible at the option of the holders thereof into such number of shares of Common Stock as is determined under the Conversion Ratio beginning ninety (90) days following the initial issuance of the Series A Preferred Stock.

         (b) AUTOMATIC CONVERSION. Any shares of Series A Preferred Stock not converted into Common Stock prior to the Automatic Conversion Date shall, on that date, automatically be converted into such number of shares of Common Stock as is determined under the Conversion Ration.

         (c) CONVERSION RATIO. Upon a conversion of Preferred Shares in accordance with Section 5(a) or (b) hereof, each share of Series A Preferred Stock shall be converted into the number of shares of Common Stock resulting from the product of the Designated Value, divided by the product of (y) the Closing Price, multiplied by (z) 0.83 (the "Conversion Ratio"); provided, that notwithstanding the foregoing, the denominator of the




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Conversion Ratio shall never exceed $6.00 per share of Common Stock (the
"Maximum Ratio"), or be less than $3.00 per share of Common Stock (the "Minimum Ratio").

                 (d) FRACTIONAL SHARES UPON CONVERSION. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock and any fractional shares which otherwise result from conversion by a holder of all his shares of Series A Preferred Stock (taken together as a group) will be redeemed by payment in cash of an amount equal to such fraction by the Closing Price per share of Common Stock as promptly as funds legally are available therefor.

                 (e) ADJUSTMENT FOR COMBINATION OR CONSOLIDATIONS OF COMMON STOCK. If the Corporation at any time or from time to time after the effective date of the initial sale of the Series A Preferred Stock (hereafter referred to as the "Original Issue Date") effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Preferred Stock, then the existing Conversion Ratio for the Series A Preferred Stock will be increased or decreased proportionately.

                 (f) ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS AND COMMON STOCK EQUIVALENTS. If the Corporation at any time or from time to time after the Original Issue Date makes or issues a dividend payable in Common Stock to holders of record of its Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights ("Common Stock Equivalents"), convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for Common Stock Equivalents or the additional shares of Common Stock, then and in such event, for the purpose of protecting the holders of Series A Preferred Stock from any dilution in connection therewith, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividends or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such a record date. In each such event the then existing Conversion Ratio for the Series A Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio for the Series A Preferred Stock by a fraction, the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of




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such Common Stock Equivalents, and the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date has been fixed and such dividend is not fully paid or if such distribution is not made on the date fixed therefor, the Conversion Ratio for the Series A Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio for the Series A Preferred Stock will be adjusted pursuant to this paragraph 5(f) as of the date of actual payment of such dividends or distributions.

                 (g) MECHANICS OF CONVERSION. Any holder of Series A Preferred Stock may exercise its conversion right on or after ninety days after the issuance of the Series A Preferred Stock and before the Automatic Conversion Date by delivery to the Corporation of a notice (a "Conversion Notice"), stating the number of shares of Series A Preferred Stock to be converted, which may be delivered by facsimile for purposes of fixing the date of conversion so long as the certificates for the Series A Preferred Stock to be converted are in physical custody of the Corporation or its transfer agent not later than the fifth business day after the facsimile is sent. Before any holder of Series A Preferred Stock will be entitled to convert the same into shares of Common Stock, it will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and it will give written notice to the Corporation stating the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable but in any event no later than five business (5) days after the date of receipt by the Corporation of the Conversion Notice provided the Corporation has physical custody of the certificates for the Preferred Stock on such date, will issue and deliver to such holder of Series A Preferred Stock or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it will be entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date that the Corporation has received such notice and certificate(s), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (h) NO IMPAIRMENT. The Corporation, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to




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protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                 (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all of the then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all of the then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as may be available to the holders of Series A Preferred Stock for such failure, the Corporation will take such actions as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purposes.

                 Resolved Further, that the President and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of determination of preferences in accordance with the foregoing resolutions and the provisions of California law.

         3. The authorized number of shares of Series A Preferred Stock is Nineteen Thousand (19,000), none of which has been issued.

         4.      No vote of the shareholders was required.

Dated:  August 23, 1996


                                       /s/  ISAAC STARKMAN
                                       ------------------------------
                                       Isaac Starkman,
                                       President and Secretary


         The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

         Executed at Los Angeles, California, on August 23, 1996.



                                       /s/  ISAAC STARKMAN
                                       -------------------------------
                                       Isaac Starkman,
                                       President and Secretary


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